(PARKER CHAPIN FLATTAU & KLIMPL, LLP Letterhead)


                                  July 11, 1996


Cellular Technical Services Company, Inc.
2401 Fourth Avenue
Seattle, Washington  98121

Gentlemen:

           We have acted as counsel to Cellular Technical Services Company, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 1,100,000 shares of common stock, $.001 par value per share (the "Shares"), pursuant to options granted or which may be granted by the Company under its 1996 Stock Option Plan (the "Plan").

           In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of officers or other representatives of the Company.

           Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Plan and the stock option contracts evidencing options granted thereunder, the Shares will be validly issued, fully paid and non-assessable.

           We hereby consent to filing of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/  PARKER CHAPIN FLATTAU & KLIMPL, LLP

                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP